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NAVIDEA BIOPHARMACEUTICALS, INC.

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July 6, 2015

Dear Navidea Stockholder:

I am writing to advise you that due to personal reasons, Peter F. Drake, Ph.D., a Navidea director and nominee for re-election as a director at our 2015 Annual Meeting of Stockholders to be held on July 16, 2015, has advised Navidea that he has decided not to stand for re-election at the Annual Meeting. As a consequence, Gordon A. Troup will be the only nominee standing for election as a director of Navidea at the 2015 Annual Meeting.

There is no need for you to take any additional action with respect to returning a proxy or voting your shares. If you have already returned a proxy card marked for the election of all nominees (or if you have voted for all electronically), your vote will not be counted for Dr. Drake. If you have not yet returned your proxy card or voted electronically, you may mark your proxy card or vote electronically to vote for all nominees, and no vote will be recorded for Dr. Drake. If you mark or have marked your proxy to withhold authority with respect to the election of all nominees, or with respect to Dr. Drake individually, no vote will be recorded for Dr. Drake.

Navidea wishes to thank Dr. Drake for his four years of service as a Navidea director, and for his many contributions and wise counsel during his service.

The Compensation, Nominating and Governance Committee of Navidea’s Board of Directors has commenced the process of identifying one or more director candidates who will complement the Company’s ongoing evolution to unlock the full value of its Manocept® platform in both diagnostic and therapeutic applications.

Thank you for your continued support.

Very truly yours,

/s/ Ricardo J. Gonzalez

Ricardo J. Gonzalez

Director, President and Chief Executive Officer